UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 13, 2010

Cliffs Natural Resources Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On September 13, 2010, Cliffs Natural Resources Inc. ("Cliffs" or the "Company") updated its full-year 2010 North American Coal outlook to include the Company’s recent acquisition of INR Energy’s coal operations and to adjust the production outlook for its legacy coal operations in West Virginia and Alabama.

Cliffs indicated it now expects total full-year 2010 North American Coal sales volume of 3.9 million tons, with an approximate sales mix of 3.4 million tons metallurgical and 500,000 tons thermal. Incremental tons related to the acquisition of INR Energy’s coal operations are anticipated to be approximately 500,000 tons metallurgical coal and 500,000 tons thermal coal. Cliffs reduced its 2010 sales volume expectation from its legacy coal operations in West Virginia and Alabama to 2.8 million tons, from a previous expectation of 3.4 million tons. The decrease is primarily driven by an adverse geological condition at Cliffs’ Pinnacle Mine, which has slowed production. As previously announced, the Company is installing a new automated longwall system at Pinnacle Mine in the fourth quarter 2010, which, combined with other capital projects, is anticipated to improve future production rates.

With additional thermal coal sales from the INR coal operations acquisition (which carry lower average selling price) and lower than previously anticipated spot sales of uncommitted met coal, Cliffs said it now expects North American Coal revenue per ton to be $115 - $120, a decrease from the prior guidance of $140 - $145 per ton. As a result of the production volume changes and acquisition-related accounting adjustments, per-ton costs are expected to increase to $115 - $120 per ton, from the prior expectation of $110 - $115 per ton. Costs are expected to be impacted by lower fixed cost absorption given the decline in production at the legacy coal operations. The revised per-ton costs include non-cash expenses of approximately $16 per ton of depreciation, depletion and amortization and $2 per ton related to acquisition accounting adjustments for the INR Energy coal operations.

This Current Report on Form 8-K contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. Actual results may differ materially from such statements for a variety of reasons, including: the impact of the current global economic crisis, including downward pressure on prices; trends affecting the Company’s financial condition, results of operations or future prospects; the ability to reach agreement with the Company’s iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect the migration from annual international benchmark prices to a quarterly or spot-based pricing mechanism; the Company’s ability to successfully integrate the coal operations of INR Energy, LLC into its operations; the outcome of any contractual disputes with the Company’s customers; changes in the sales volumes or mix; the impact of price-adjustment factors on the Company’s sales contracts; availability of capital equipment and component parts; the ability of the Company’s customers to meet their obligations to the Company on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; and problems with productivity, third party contractors, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company's Annual Report and Reports on Form 10-K, Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources' website. The information contained in this Current Report on Form 8-K speaks as of the date of this Current Report and may be superseded by subsequent events.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

September 14, 2010	By:	Traci L. Forrester

Name: Traci L. Forrester
Title: Assistant Secretary